Exhibit 99.1

MSCI Inc. Reports Fourth Quarter and Full Year 2012 Financial Results

NEW YORK--(BUSINESS WIRE)--February 7, 2013--MSCI Inc. (NYSE: MSCI), a leading global provider of investment decision support tools, including indices, portfolio risk and performance analytics and corporate governance services, today announced results for the fourth quarter and full year ended December 31, 2012.

(Note: Percentage changes are referenced to the comparable period in 2011, unless otherwise noted.)

  Operating revenues increased 9.3% to $247.1 million in fourth quarter 2012 and 5.5% to $950.1 million for the full year 2012.
  Net income increased 22.4% to $54.5 million in fourth quarter 2012 and net income grew 6.2% to $184.2 million for full year 2012.
  Adjusted EBITDA (defined below) grew by 12.5% to $116.6 million in fourth quarter 2012. For full year 2012, Adjusted EBITDA grew by 3.8% to $434.5 million. Fourth quarter 2012 Adjusted EBITDA margin increased to 47.2% from 45.8% and full year 2012 Adjusted EBITDA margin fell to 45.7% from 46.5%.
  Diluted EPS for fourth quarter 2012 rose 22.2% to $0.44 and full year 2012 Diluted EPS increased 5.0% to $1.48.
  Fourth quarter 2012 Adjusted EPS (defined below) rose 15.6% to $0.52. Full year 2012 Adjusted EPS rose 4.9% to $1.94.
  MSCI entered into a $100 million accelerated share repurchase agreement in December 2012 and its Board of Directors authorized an additional $200 million repurchase program.
  MSCI’s run rate grew by 9.7% to $967.4 million in fourth quarter 2012, driven by organic subscription growth of 5.1%, organic asset-based fee growth of 6.2% and the acquisition of IPD.

“We are proud of what MSCI achieved in 2012,” Henry A. Fernandez, Chairman and CEO, said. “Despite the challenging environment, MSCI reported total run rate growth of 9.7%. MSCI’s growth underscores the importance of being able to offer our clients a diverse portfolio of investment decision support tools. While our sales to active portfolio managers slowed, our run rate from passive investment products grew by 6.2%, even after factoring in the loss of the Vanguard ETFs. We also benefited from renewed growth in our governance segment. Since acquiring this business as part of the purchase of RiskMetrics in 2010, we have focused on broadening its product offering and it is gratifying to see these efforts begin to pay off.

“Strong cash flows enabled MSCI to pursue a balanced approach to capital deployment,” added Mr. Fernandez. “During 2012 we continued to fund our organic investments, acquired IPD for $125 million to strengthen our multi-asset class product offering and repaid more than $200 million of debt. We spent another $100 million to repurchase MSCI shares and have the authorization to repurchase an additional $200 million.

“We enter 2013 with an enhanced platform of products that are better positioned than ever to compete in a market in which clients, financial markets and technology are constantly evolving. Our strong cash flows enable us to continue to invest in our business, repay our scheduled debt obligations, and return capital to shareholders,” concluded Mr. Fernandez.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Year Ended		Change From
Dollars in thousands,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
except per share data	2012	2011	2011	2012	2011	2011
Operating revenues	$247,080	$226,134	9.3%	$950,141	$900,941	5.5%
Operating expenses	151,773	144,501	5.0%	603,205	578,943	4.2%
Net income	54,452	44,486	22.4%	184,238	173,454	6.2%
% Margin	22.0%	19.7%		19.4%	19.3%
Diluted EPS	$0.44	$0.36	22.2%	$1.48	$1.41	5.0%

Adjusted EPS[1]	$0.52	$0.45	15.6%	$1.94	$1.85	4.9%
Adjusted EBITDA[2]	$116,567	$103,648	12.5%	$434,460	$418,740	3.8%
% Margin	47.2%	45.8%		45.7%	46.5%

[1] Per share net income before after-tax impact of amortization of intangibles, non-recurring stock-based compensation, restructuring costs, debt repayment and refinancing expenses and the lease exit charge. See Table 14 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

[2] Net Income before income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, restructuring costs, and the lease exit charge. See Table 13 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

Summary of Results for Fourth Quarter 2012 compared to Fourth Quarter 2011

Operating Revenues – See Table 4

Total operating revenues for the three months ended December 31, 2012 (“fourth quarter 2012”) increased $20.9 million, or 9.3%, to $247.1 million compared to $226.1 million for the three months ended December 30, 2011 (“fourth quarter 2011”). On an organic basis, which excludes the impact of the revenues of IPD Group Limited (“IPD”), acquired on November 30, 2012, revenues grew by $17.3 million, or 7.7%.

Total fourth quarter 2012 subscription revenues rose $12.2 million, or 6.4%, to $202.0 million while asset-based fees increased $7.1 million, or 22.8%, to $38.1 million. Non-recurring revenues rose $1.6 million to $6.9 million. The increase in non-recurring revenues was driven by the acquisition of IPD and by an increase in non-recurring governance revenues.

Performance and Risk segment revenues rose $18.4 million, or 9.3%, to $215.9 million, primarily driven by growth in index and environmental, social and governance (“ESG”) products, and risk management analytics offset, in part, by declines in portfolio management analytics and energy and commodity analytics revenues.

  Index and ESG products: Index and ESG products revenues increased $16.7 million, or 16.6%, to $117.4 million. Organic revenue growth was $13.1 million, or 13.0%. Subscription revenues grew by $9.6 million, or 13.8%, to $79.3 million, driven by growth in revenues of index benchmark products and, to a lesser extent, the acquisition of IPD.

  Revenues attributable to equity index asset-based fees rose $7.1 million, or 22.8%, to $38.1 million, largely as a result of higher assets under management and higher fees from other passive funds. The average assets under management (“AUM”) in ETFs linked to MSCI indices increased 23.5% to $376.6 billion from $305.0 billion in fourth quarter 2011. The average AUM of ETFs for which Vanguard has announced its intention to switch the underlying indices was $133.0 billion in fourth quarter 2012.

  Risk management analytics: Revenues related to risk management analytics products increased $4.6 million, or 7.4%, to $66.7 million. The increase in risk management analytics revenues was driven by higher revenues from our BarraOne and HedgePlatform products.
  Portfolio management analytics: Revenues related to portfolio management analytics products declined $1.5 million, or 5.1%, to $28.6 million as a result of weak sales of equity analytics products and the continued migration of fixed income analytics systems to BarraOne.
  Energy and commodity analytics: Revenues from energy and commodity analytics products were $3.3 million, down $1.4 million, or 29.6%, from fourth quarter 2011. At the beginning of 2012, we corrected an error in our revenue recognition policy for our energy and commodity analytics products. The correction resulted in a smaller proportion of annual revenue being recognized in fourth quarter 2012 than in fourth quarter 2011.

Governance segment revenues rose $2.6 million, or 9.0%, to $31.1 million in fourth quarter 2012, driven by higher revenues from advisory compensation data and analytics and higher revenues from our securities class action services. Non-recurring governance revenues grew by $0.6 million to $2.5 million.

Operating Expenses – See Table 6

Total operating expenses rose $7.3 million, or 5.0%, to $151.8 million, primarily driven by higher compensation costs offset, in part, by lower non-compensation expenses.

  Compensation costs: Total compensation costs rose $7.9 million, or 9.2%, to $93.8 million in fourth quarter 2012. Excluding non-recurring stock-based compensation expense, total compensation costs rose $8.7 million, or 10.2%, to $93.5 million. Compensation costs were impacted by an increase in overall compensation and benefits expense and by the addition of IPD.
  Non-compensation costs excluding the lease exit charge, depreciation and amortization, and restructuring costs declined $0.6 million, or 1.7%, to $37.1 million in fourth quarter 2012. The biggest drivers of the decline were lower information technology and recruiting expenses, which more than offset the addition of IPD’s operating costs and the impact of higher professional fees and occupancy costs.
  Lease exit charge: Fourth quarter 2012 included a $0.5 million charge associated with the exit of a lease resulting from the consolidation of our New York offices.
  Depreciation and amortization: Amortization of intangibles expense totaled $15.4 million compared to $16.3 million in fourth quarter 2011, a decline of 5.2%. Depreciation and amortization of property, plant and equipment rose $0.5 million, or 11.4%, to $5.0 million.

Other Expense (Income), Net

Other expense (income), net for fourth quarter 2012 was $7.0 million, a decline of $4.5 million from fourth quarter 2011. Interest expense fell by $6.1 million to $7.2 million as a result of lower levels of indebtedness and lower interest rates following our second quarter 2012 refinancing.

Provision for Income Taxes

Income tax expense was $33.9 million in fourth quarter 2012, an increase of $8.2 million, or 32.1%, from fourth quarter 2011. Contributing to the increase in income tax expense was a $1.7 million charge relating to the finalization of amounts owed to Morgan Stanley regarding tax periods 2002 through 2006, which were prior to MSCI’s initial public offering. The effective tax rate in fourth quarter 2012 was 38.3%, up from 36.6% in fourth quarter 2011.

Net Income and Earnings per Share – See Table 14

Net income rose $10.0 million, or 22.4%, to $54.5 million for fourth quarter 2012. The net income margin increased to 22.0% from 19.7% as a result of the higher operating profit margin and lower interest costs offset, in part, by the higher tax rate. Diluted EPS rose by $0.08, or 22.2%, to $0.44.

Adjusted net income, which excludes the after-tax impact of the lease exit charge, amortization of intangibles, non-recurring stock-based compensation expense and restructuring costs, rose $8.6 million, or 15.5%, to $64.2 million. Adjusted EPS, which excludes the after-tax, per share impact of the lease exit charge, amortization of intangibles, non-recurring stock-based compensation expense and restructuring costs totaling $0.08, rose $0.07, or 15.6%, to $0.52.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA, which excludes income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, restructuring costs and the lease exit charge, was $116.6 million, up $12.9 million, or 12.5%, from fourth quarter 2011. The Adjusted EBITDA margin increased to 47.2% from 45.8%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $10.5 million, or 10.9%, to $107.5 million in fourth quarter 2012. The Adjusted EBITDA margin for this segment increased to 49.8% from 49.1%. Adjusted EBITDA for the Governance segment increased $2.4 million, or 35.6%, to $9.1 million and the Adjusted EBITDA margin for this segment rose to 29.1% from 23.4%.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Summary of Results for Full Year Ended December 31, 2012 compared to Full Year Ended December 31, 2011

Operating Revenues – See Table 5

Total operating revenues for the full year ended December 31, 2012 (“full year 2012”) increased $49.2 million, or 5.5%, to $950.1 million compared to $900.9 million for the full year ended December 31, 2011 (“full year 2011”). Total subscription revenues rose $51.9 million, or 7.1%, to $784.3 million, and asset-based fees increased $4.9 million, or 3.6%, to $140.9 million. Total non-recurring revenues fell $7.6 million, or 23.3%, to $24.9 million.

Index and ESG products, risk management analytics and governance revenues grew 9.1%, 6.9% and 3.0%, respectively, in full year 2012. Partially offsetting these increases, Portfolio management analytics revenues declined 2.3% and energy and other commodity analytics revenues fell 36.4%, primarily as a result of a $5.2 million non-cash cumulative revenue reduction in first quarter 2012 to correct an error. By segment, Performance and Risk revenues rose $45.6 million, or 5.8%, to $827.0 million for full year 2012. Governance revenues rose $3.6 million, or 3.0%, to $123.2 million.

Operating Expenses – See Table 7

Total operating expenses increased $24.3 million, or 4.2%, to $603.2 million in full year 2012 compared to full year 2011, primarily driven by higher compensation costs and the lease exit charge, partially offset by lower restructuring expenses and amortization of intangibles. Excluding non-recurring stock-based compensation, compensation expenses rose $33.3 million, or 9.8%. The increase in compensation costs was primarily driven by an increase in average headcount and higher severance expenses.

Non-compensation expenses costs excluding the lease exit charge, depreciation and amortization, and restructuring costs were essentially flat, up $0.2 million to $144.3 million as lower professional fees and other expenses largely offset an increase in occupancy costs. Restructuring costs declined by $3.6 million. Depreciation and amortization expenses, including the amortization of intangibles, declined by $3.2 million, or 3.8%.

Other Expense (Income), Net

Other expense (income), net for full year 2012 was $57.5 million, a decline of $1.1 million from full year 2011. Other expense (income), net includes debt repayment and refinancing expenses of $20.6 million in full year 2012 and $6.4 million in full year 2011. Excluding the change in debt repayment and refinancing expenses, other expense declined by $15.3 million in full year 2012 as a result of lower levels of indebtedness and lower interest rates.

Provision for Income Taxes

The provision for income tax expense was $105.2 million in full year 2012, up $15.2 million, or 16.9%, from full year 2011. Contributing to the increase in income tax expense was a $1.7 million charge relating to the finalization of amounts owed to Morgan Stanley. The effective tax rate was 36.3% for full year 2012, up from 34.2% for full year 2011. Full year 2011 income tax expense benefited from $4.2 million of certain non-recurring benefits relating to prior tax periods.

Net Income and Earnings per Share – See Table 14

Net income rose $10.8 million, or 6.2%, to $184.2 million in full year 2012. The net income margin increased slightly to 19.4% from 19.3%. Diluted EPS increased $0.07, or 5.0%, to $1.48.

Adjusted net income, which excludes the after-tax impact of the lease exit charge, amortization of intangibles, non-recurring stock-based compensation expense, and restructuring costs, rose $13.9 million, or 6.1%, to $241.2 million. Adjusted EPS rose 4.9% to $1.94 in full year 2012.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA, which excludes income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, the lease exit charge and restructuring costs, was $434.5 million, up $15.7 million, or 3.8%, from full year 2011. Adjusted EBITDA margin decreased to 45.7% from 46.5%.

Adjusted EBITDA for the Performance and Risk segment increased $17.2 million, or 4.4%, to $404.6 million from full year 2011. The Adjusted EBITDA margin for the Performance and Risk segment declined to 48.9% from 49.6% in full year 2011. Adjusted EBITDA for the Governance segment declined $1.5 million, or 4.7%, to $29.8 million in full year 2012. The Adjusted EBITDA margin for the Governance segment was 24.2%, down from 26.2% in full year 2011.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Key Operating Metrics – See Tables 10, 11, 12

Total run rate grew by $85.4 million, or 9.7%, to $967.4 million as of December 31, 2012 versus December 31, 2011. On an organic basis, run rate grew by 5.2%.

Performance and Risk segment run rate grew by $76.4 million, or 9.9%, to $850.2 million as of December 31, 2012. On an organic basis, Performance and Risk run rate grew by $36.9 million, or 4.8%.

  Index and ESG products: Index and ESG subscription run rate grew by $68.2 million, or 25.3%, to $338.0 million. On an organic basis, run rate grew by $28.7 million, or 10.6%, driven by growth in equity index benchmark products and ESG products.

  Run rate attributable to asset-based fees grew by $7.4 million, or 6.2%, to $127.1 million. The growth was driven by higher overall levels of AUM in ETFs linked to MSCI indices, partially offset by the decision by Vanguard to switch the indices for 22 of its ETFs (“Vanguard ETFs”). Excluding the impact of the Vanguard ETFs in fourth quarter 2011, asset-based fee run rate grew by $25.4 million, or 25.0%.

  At the end of fourth quarter 2012, AUM in ETFs linked to MSCI indices were $402.3 billion, up $100.7 billion, or 33.4%, from the end of fourth quarter 2011 and up $38.6 billion, or 10.6%, from the end of third quarter 2012. Excluding the Vanguard ETFs, AUM in MSCI-linked ETFs was $263.8 billion, up $61.7 billion, or 30.5%, from the end of fourth quarter 2011 and up $31.3 billion, or 13.5%, from the end of third quarter 2012.

  ETFs linked to MSCI indices attracted net inflows of $25.9 billion in fourth quarter 2012, including $3.9 billion in the Vanguard ETFs and $22.0 billion in other ETFs linked to MSCI indices. For full year 2012, total inflows to MSCI-linked ETFs were $56.6 billion, of which $23.5 billion were into the Vanguard ETFs and $33.1 billion into all other ETFs.
  Risk management analytics: Run rate related to risk management analytics products increased $11.1 million, or 4.4%, to $262.1 million. MSCI continued to benefit from strong growth in run rate associated with its HedgePlatform hedge fund transparency products and from its BarraOne risk management and reporting system.

  Portfolio management analytics: Run rate related to portfolio management analytics products declined $8.5 million, or 7.2%, to $109.8 million. Run rate was negatively impacted by $3.0 million of product swaps (mostly to BarraOne), and by changes in foreign currency rates, which lowered run rate by $1.9 million. The impact of swaps and the foreign currency charges reduced fourth quarter 2012 run rate by $3.4 million relative to third quarter 2012.
  Energy and commodity analytics: Run rate associated from energy and commodity analytics products declined to $13.1 million, down $1.8 million, or 12.1%, from fourth quarter 2011.

Governance run rate grew by $9.0 million, or 8.3%, to $117.3 million as of December 31, 2012, reflecting strong growth in the sales of our compensation data and analytics products, as well as gains in our institutional proxy research and voting products.

Acquisition of IPD

On November 30, 2012, MSCI completed the acquisition of IPD Group Limited for $125 million. IPD is a global real estate information business operating in 32 countries that provides institutional investors, fund managers, occupiers, lenders, advisors and researchers with objective benchmarks and market indices. Its detailed databases cover some $1.4 trillion of property investments. The acquisition of IPD added $3.6 million to fourth quarter 2012 revenues and $39.5 million to fourth quarter 2012 run rate.

Share Repurchase Authorization

On December 14, 2012, MSCI announced that it had entered into an Accelerated Share Repurchase (“ASR”) agreement with Morgan Stanley & Co., LLC (“Morgan Stanley”), which began immediately. Under the ASR agreement, MSCI paid Morgan Stanley $100 million in cash and received approximately 2.2 million shares of its common stock at the inception of the ASR agreement and may receive from Morgan Stanley additional shares at or prior to maturity of the ASR agreement. The total number of shares to be repurchased will be based primarily on the arithmetic average of the volume-weighted average prices of MSCI common stock on each trading day during the repurchase period. This average price will be capped such that only under limited circumstances, the company may be required to deliver shares or, at its election, pay cash to Morgan Stanley at settlement. MSCI anticipates that all repurchases under the ASR agreement will be completed no later than July 2013, although Morgan Stanley has the right to accelerate settlement of the ASR agreement under certain circumstances. Because of the timing of the ASR agreement, the reduced share count had only a marginal effect on MSCI’s average shares outstanding figure in both fourth quarter and full year 2012.

In addition, MSCI also announced that its Board of Directors authorized the repurchase of up to an additional $200 million of MSCI’s shares of common stock, which will be available for utilization from time to time through 2014 at MSCI’s discretion.

Acquisition of Investor Force Holdings, Inc.

On January 29, 2013, MSCI completed the previously announced acquisition of Investor Force Holdings, Inc. (“InvestorForce”) for a purchase price of approximately $23.5 million, funded through existing cash. InvestorForce is a leading provider of performance reporting solutions to the institutional investment community in the United States, providing investment consultants with an integrated solution for daily monitoring, analysis and reporting on institutional assets. The acquisition is not expected to have a material impact on MSCI’s results of operations in fiscal year 2013.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review fourth quarter and full year 2012 results on Thursday, February 7, 2013 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through February 9, 2013. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-855-859-2056 (passcode: 90364207) within the United States. International callers dial 1-404-537-3406 (passcode: 90364207).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of March 31, 2012, as published by eVestment, Lipper and Bloomberg in September, 2012.

For further information on MSCI Inc. or our products please visit www.msci.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue", or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission (SEC) on February 29, 2012, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation expense, the lease exit charge and restructuring costs.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for non-recurring stock-based compensation expenses, amortization of intangible assets, lease exit charge, restructuring costs and the accelerated amortization or write off of deferred financing and debt discount costs as a result of debt repayment (debt repayment and refinancing expenses), as well as for any related tax effects.

We believe that adjustments related to the lease exit charge, restructuring costs and debt repayment and refinancing expenses are useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Table 2: MSCI Inc. Consolidated Statement of Income (unaudited)

	Three Months Ended			Year Ended
Dollars in thousands,	December 31,	December 31,	September 30,	December 31,	December 31,
except per share data	2012	2011	2012	2012	2011

Operating revenues	$247,080	$226,134	$235,444	$950,141	$900,941

Operating expenses
Cost of services	74,191	69,121	68,350	288,075	277,147
Selling, general and administrative	57,172	54,509	62,973	233,183	212,972
Restructuring costs	-	125	-	(51)	3,594
Amortization of intangible assets	15,421	16,268	15,959	63,298	65,805
Depreciation and amortization of property,
equipment and leasehold improvements	4,989	4,478	4,633	18,700	19,425
Total operating expenses	$151,773	$144,501	$151,915	$603,205	$578,943

Operating income	$95,307	$81,633	$83,529	$346,936	$321,998
Operating margin	38.6%	36.1%	35.5%	36.5%	35.7%

Interest income	(242)	(335)	(252)	(954)	(848)
Interest expense	7,178	13,267	7,314	56,428	55,819
Other expense (income)	56	(1,427)	873	2,053	3,614
Other expenses (income), net	$6,992	$11,505	$7,935	$57,527	$58,585

Income before taxes	88,315	70,128	75,594	289,409	263,413

Provision for income taxes	33,863	25,642	27,320	105,171	89,959
Net income	$54,452	$44,486	$48,274	$184,238	$173,454
Net income margin	22.0%	19.7%	20.5%	19.4%	19.3%

Earnings per basic common share	$0.44	$0.37	$0.39	$1.50	$1.43
Earnings per diluted common share	$0.44	$0.36	$0.39	$1.48	$1.41

Weighted average shares outstanding used
in computing earnings per share

Basic	122,082	121,146	122,261	122,023	120,717
Diluted	122,995	122,536	123,450	123,204	122,276

Table 3: MSCI Inc. Selected Balance Sheet Items (Unaudited)

	As of
	December 31,	September 30,	December 31,
Dollars in thousands	2012	2012	2011

Cash and cash equivalents	$183,309	$340,458	$252,211
Short-term investments	70,898	93,885	140,490
Trade receivables, net of allowances	153,557	124,309	180,566

Deferred revenue	$308,022	$323,503	$289,217
Current maturities of long-term debt	43,093	43,082	10,339
Long-term debt, net of current maturities	811,623	822,401	1,066,548

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (Unaudited)

	Three Months Ended			% Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
Dollars in thousands	2012	2011	2012	2011	2012
Index and ESG products
Subscriptions	$79,268	$69,677	$73,894	13.8%	7.3%
Asset-based fees	38,138	31,057	34,042	22.8%	12.0%
Index and ESG products total	117,406	100,734	107,936	16.6%	8.8%
Risk management analytics	66,654	62,037	64,998	7.4%	2.5%
Portfolio management analytics	28,606	30,149	29,138	(5.1%)	(1.8%)
Energy and commodity analytics	3,270	4,647	3,317	(29.6%)	(1.4%)

Total Performance and Risk revenues	$215,936	$197,567	$205,389	9.3%	5.1%

Total Governance revenues	31,144	28,567	30,055	9.0%	3.6%

Total operating revenues	$247,080	$226,134	$235,444	9.3%	4.9%

Recurring subscriptions	$202,001	$189,763	$197,591	6.4%	2.2%
Asset-based fees	38,138	31,057	34,042	22.8%	12.0%
Non-recurring revenue	6,941	5,314	3,811	30.6%	82.1%
Total operating revenues	$247,080	$226,134	$235,444	9.3%	4.9%

Table 5: Full Year Operating Revenues by Product Category and Revenue Type (Unaudited)

			Year Ended		% Change from
			December 31,	December 31,	December 31,
Dollars in thousands			2012	2011	2011
Index and ESG products
Subscriptions			$300,630	$264,390	13.7%
Asset-based fees			140,883	140,243	0.5%
Index and ESG products total			441,513	404,633	9.1%
Risk management analytics			260,276	243,570	6.9%
Portfolio management analytics			116,133	118,889	(2.3%)
Energy and commodity analytics
Recurring Energy and commodity analytics			14,271	14,263	0.1%
Correction[1]			(5,203)	-	n/m
Net energy and commodity analytics			9,068	14,263	(36.4%)

Total Performance and Risk revenues			$826,990	$781,355	5.8%

Total Governance revenues			123,151	119,586	3.0%

Total operating revenues			$950,141	$900,941	5.5%

Recurring subscriptions			$784,331	$732,473	7.1%
Asset-based fees			140,883	135,981	3.6%
Non-recurring revenue			24,927	32,487	(23.3%)
Total operating revenues			$950,141	$900,941	5.5%

[1] In first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to a majority of its contracts rather than amortizing that revenue over the life of that contract, which is now the method of recognition.

Table 6: Quarterly Operating Expense Detail (Unaudited)

	Three Months Ended			% Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
In thousands	2012	2011	2012	2011	2012
Cost of services
Compensation	$55,982	$50,132	$50,111	11.7%	11.7%
Non-recurring stock based compensation	255	443	267	(42.4%)	(4.5%)
Total compensation	$56,237	$50,575	$50,378	11.2%	11.6%
Non-compensation	17,735	18,546	16,448	(4.4%)	7.8%
Lease exit charge[1]	219	-	1,524	n/m	(85.6%)
Total non-compensation	17,954	18,546	17,972	(3.2%)	(0.1%)
Total cost of services	$74,191	$69,121	$68,350	7.3%	8.5%

Selling, general and administrative
Compensation	$37,475	$34,672	$42,296	8.1%	(11.4%)
Non-recurring stock based compensation	126	701	359	(82.0%)	(64.9%)
Total compensation	$37,601	$35,373	$42,655	6.3%	(11.8%)
Non-compensation	19,321	19,136	18,515	1.0%	4.4%
Lease exit charge[1]	250	-	1,803	n/m	(86.1%)
Total non-compensation	19,571	19,136	20,318	2.3%	(3.7%)
Total selling, general and administrative	$57,172	$54,509	$62,973	4.9%	(9.2%)

Restructuring costs	-	125	-	n/m	n/m
Amortization of intangible assets	15,421	16,268	15,959	(5.2%)	(3.4%)
Depreciation and amortization of property,
equipment and leasehold improvements	4,989	4,478	4,633	11.4%	7.7%
Total operating expenses	$151,773	$144,501	$151,915	5.0%	(0.1%)

Compensation	$93,457	$84,804	$92,407	10.2%	1.1%
Non-recurring stock-based compensation	381	1,144	626	(66.7%)	(39.1%)
Non-compensation expenses	37,056	37,682	34,963	(1.7%)	6.0%
Lease exit charge[1]	469	-	3,327	n/m	(85.9%)
Restructuring costs	-	125	-	n/m	n/m
Amortization of intangible assets	15,421	16,268	15,959	(5.2%)	(3.4%)
Depreciation and amortization of property,
equipment and leasehold improvements	4,989	4,478	4,633	11.4%	7.7%
Total operation expenses	$151,773	$144,501	$151,915	5.0%	(0.1%)

[1]The third quarter and fourth quarter 2012 included charges of $3.3 million charge and $0.5 million, respectively, associated with an occupancy lease exit resulting from the consolidation of our New York offices.

Table 7: Full Year Operating Expense Detail (Unaudited)

	Year Ended		% Change from
	December 31,	December 31,	December 31,
In thousands	2012	2011	2011
Cost of services
Compensation	$215,134	$199,447	7.9%
Non-recurring stock based compensation	884	3,150	(71.9%)
Total compensation	$216,018	$202,597	6.6%
Non-compensation	70,314	74,550	(5.7%)
Lease exit charge[1]	1,743	-	n/m
Total non-compensation	72,057	74,550	(3.3%)
Total cost of services	$288,075	$277,147	3.9%

Selling, general and administrative
Compensation	$156,288	$138,722	12.7%
Non-recurring stock based compensation	897	4,768	(81.2%)
Total compensation	$157,185	$143,490	9.5%
Non-compensation	73,945	69,482	6.4%
Lease exit charge[1]	2,053	-	n/m
Total non-compensation	75,998	69,482	9.4%
Total selling, general and administrative	$233,183	$212,972	9.5%

Restructuring costs	(51)	3,594	(101.4%)
Amortization of intangible assets	63,298	65,805	(3.8%)
Depreciation and amortization of property,
equipment and leasehold improvements	18,700	19,425	(3.7%)
Total operating expenses	$603,205	$578,943	4.2%

Compensation	$371,422	$338,169	9.8%
Non-recurring stock-based compensation	1,781	7,918	(77.5%)
Non-compensation expenses	144,259	144,032	0.2%
Lease exit charge[1]	3,796	-	n/m
Restructuring costs	(51)	3,594	(101.4%)
Amortization of intangible assets	63,298	65,805	(3.8%)
Depreciation and amortization of property,
equipment and leasehold improvements	18,700	19,425	(3.7%)
Total operation expenses	$603,205	$578,943	4.2%

[1]Full year 2012 included charges of $3.8 million associated with an occupancy lease exit resulting from the consolidation of our New York offices.

Table 8: Summary Quarterly Segment Information (Unaudited)

	Three Months Ended			% Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
Dollars in thousands	2012	2011	2012	2011	2012

Revenues:
Performance and Risk	$215,936	$197,567	$205,389	9.3%	5.1%
Governance	31,144	28,567	30,055	9.0%	3.6%
Total Operating revenues	$247,080	$226,134	$235,444	9.3%	4.9%

Operating Income:
Performance and Risk	90,620	79,046	80,472	14.6%	12.6%
Margin	42.0%	40.0%	39.2%
Governance	4,687	2,587	3,057	81.2%	53.3%
Margin	15.0%	9.1%	10.2%
Total Operating Income	$95,307	$81,633	$83,529	16.8%	14.1%
Margin	38.6%	36.1%	35.5%

Adjusted EBITDA:
Performance and Risk	107,502	96,964	100,362	10.9%	7.1%
Margin	49.8%	49.1%	48.9%
Governance	9,065	6,684	7,712	35.6%	17.5%
Margin	29.1%	23.4%	25.7%
Total Adjusted EBITDA	$116,567	$103,648	$108,074	12.5%	7.9%
Margin	47.2%	45.8%	45.9%

Table 9: Summary Full Year Segment Information (unaudited)

		Year Ended		% Change from
		December 31,	December 31,	December 31,
Dollars in thousands		2012	2011	2011

Revenues:
Performance and Risk		$826,990	$781,355	5.8%
Governance		123,151	119,586	3.0%
Total Operating revenues		$950,141	$900,941	5.5%

Operating Income:
Performance and Risk		334,547	310,504	7.7%
Margin		40.5%	39.7%
Governance		12,389	11,494	7.8%
Margin		10.1%	9.6%
Total Operating Income		$346,936	$321,998	7.7%
Margin		36.5%	35.7%

Adjusted EBITDA:
Performance and Risk		404,644	387,459	4.4%
Margin		48.9%	49.6%
Governance		29,816	31,281	(4.7%)
Margin		24.2%	26.2%
Total Adjusted EBITDA		$434,460	$418,740	3.8%
Margin		45.7%	46.5%

Table 10: Key Operating Metrics[1] (unaudited)

	As of			% Change from
Dollars in thousands,	December	December	September	December	September
except employee count	2012	2011	2012	2011	2012

Run Rates[1]
Index and ESG products
Subscription[2]	$338,006	$269,780	$292,787	25.3%	15.4%
Asset-based fees[3]	127,072	119,706	114,576	6.2%	10.9%
Index and ESG products total	465,078	389,486	407,363	19.4%	14.2%
Risk management analytics	262,108	250,967	261,776	4.4%	0.1%
Portfolio management analytics	109,836	118,354	115,958	(7.2%)	(5.3%)
Energy and commodity analytics	13,128	14,928	14,040	(12.1%)	(6.5%)
Total Performance and Risk	850,150	773,735	799,137	9.9%	6.4%

Governance	117,261	108,251	115,840	8.3%	1.2%
Total Run Rate	$967,411	$881,986	$914,977	9.7%	5.7%

Subscription total[2]	$840,339	$762,280	$800,401	10.2%	5.0%
Asset-based fees total[3]	127,072	119,706	114,576	6.2%	10.9%
Total Run Rate	$967,411	$881,986	$914,977	9.7%	5.7%

New Recurring Subscription Sales	$29,742	$35,444	$27,164	(16.1%)	9.5%
Subscription Cancellations	(28,725)	(27,245)	(19,134)	5.4%	50.1%
Net New Recurring Subscription Sales	$1,017	$8,199	$8,030	(87.6%)	(87.3%)
Non-recurring sales	$7,443	$7,460	$3,878	(0.2%)	91.9%

Employees	2,759	2,429	2,416	13.6%	14.2%
% Employees by location
Developed Market Centers	59%	61%	56%
Emerging Market Centers	41%	39%	44%

[1] The run rate at a particular point in time represents the forward-looking revenues for the next twelve months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any subscription or license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic revenue earned under such license or subscription. The run rate does not include revenues associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the revenues associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and we have determined that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date (see footnote 2 for discussion of IPD Group Limited).
[2] Includes $39.5 million at December 31, 2012 related to the previously disclosed acquisition of IPD Group Limited, which was completed on November 30, 2012. The run rate for IPD Group Limited was approximated using the trailing twelve months of revenue primarily adjusted for estimates for non-recurring sales, new sales, and cancellations.
[3] The asset-based fee run rate as of December 2012 and September 2012 excludes all run rate associated with 22 Vanguard ETFs due to be switched from MSCI indices starting in January 2013.

Table 11: ETF Assets Linked to MSCI Indices[1] (unaudited)
									Year
	Three Months Ended 2011				Three Months Ended 2012				Ended December
Dollars in billions	March	June	September	December	March	June	September	December	2011	2012

Beginning Period AUM in ETFs linked
to MSCI Indices	$333.3	$350.1	$360.5	$290.1	$301.6	$354.7	$327.4	$363.7	$333.3	$301.6
Cash Inflow/ Outflow	6.7	14.2	(0.0)	1.0	15.2	0.3	15.2	25.9	21.9	56.6
Appreciation/Depreciation	10.1	(3.8)	(70.4)	10.5	37.9	(27.6)	21.1	12.7	(53.6)	44.1
Period End AUM in ETFs linked to
MSCI Indices	$350.1	$360.5	$290.1	$301.6	$354.7	$327.4	$363.7	$402.3	$301.6	$402.3

Period Average AUM in ETFs linked to
MSCI Indices [2]	$337.6	$356.8	$329.1	$305.0	$341.0	$331.6	$344.7	$376.6	$333.5	$349.1

[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2] September 2012 and December 2012 period end assets under management include 22 Vanguard ETFs which have been switched or will be switched in 2013.

Table 12: Supplemental Operating Metrics (unaudited)

Recurring Subscription Sales & Subscription Cancellations
	Three Months Ended 2011				Three Months Ended 2012				Year Ended December
Dollars in thousands	March	June	September	December	March	June	September	December	2011	2012
New Recurring Subscription Sales	$34,612	$30,298	$31,661	$35,444	$33,506	$28,453	$27,164	$29,742	$132,015	$118,865
Subscription Cancellations	(14,402)	(14,965)	(15,364)	(27,245)	(13,498)	(17,229)	(19,134)	(28,725)	(71,976)	(78,586)
Net New Recurring Subscription Sales	$20,210	$15,333	$16,297	$8,199	$20,008	$11,224	$8,030	$1,017	$60,039	$40,279

Non-recurring sales	13,647	8,415	6,560	7,460	9,338	5,099	3,878	7,443	36,082	25,758
Total Sales	$48,259	$38,713	$38,221	$42,904	$42,844	$33,552	$31,042	$37,185	$168,097	$144,623

Aggregate & Core Retention Rates
	Three Months Ended 2011				Three Months Ended 2012				Year Ended December
	March	June	September	December	March	June	September	December	2011	2012
Aggregate Retention Rate [1]
Index and ESG products	95.0%	92.8%	95.2%	89.3%	94.5%	94.9%	94.0%	90.4%	93.1%	93.4%
Risk management analytics	94.2%	92.2%	92.1%	80.8%	93.9%	90.0%	88.5%	84.4%	89.5%	89.0%
Portfolio management analytics	88.6%	91.4%	86.6%	87.2%	91.9%	84.2%	84.9%	78.0%	88.4%	84.7%
Energy & commodity analytics	76.9%	88.8%	89.3%	75.0%	90.2%	85.5%	76.6%	60.4%	82.5%	78.1%

Total Performance and Risk	93.0%	92.2%	92.2%	85.2%	93.7%	90.9%	89.8%	85.2%	90.5%	89.8%

Total Governance	85.0%	90.4%	86.2%	80.6%	88.7%	92.1%	91.1%	83.6%	85.6%	88.9%

Total Aggregate Retention Rate	91.8%	91.9%	91.3%	84.5%	93.0%	91.0%	90.0%	84.9%	89.8%	89.7%

Core Retention Rate [1]
Index and ESG products	95.2%	92.8%	95.2%	89.3%	94.6%	95.0%	94.0%	90.5%	93.1%	93.5%
Risk management analytics	94.2%	92.7%	92.1%	81.0%	94.0%	92.0%	89.3%	84.4%	90.0%	89.8%
Portfolio management analytics	89.9%	93.2%	88.3%	88.3%	92.2%	87.0%	86.5%	83.6%	89.9%	87.3%
Energy & commodity analytics	76.9%	88.8%	91.3%	75.0%	90.7%	85.5%	77.1%	60.4%	83.0%	78.4%

Total Performance and Risk	93.4%	92.7%	92.6%	85.5%	93.8%	92.2%	90.5%	86.2%	91.0%	90.6%

Total Governance	85.0%	90.4%	86.3%	80.6%	88.7%	92.2%	91.2%	83.8%	85.6%	89.0%

Total Core Retention Rate	92.1%	92.4%	91.6%	84.8%	93.1%	92.2%	90.6%	85.9%	90.2%	90.4%

[1]The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

Table 13: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
		Performance			Performance
In thousands		and Risk	Governance	Total	and Risk	Governance	Total
Net Income				$54,452			$44,486
Plus:	Provision for income taxes			33,863			25,642
Plus:	Other expense (income), net			6,992			11,505
Operating income		$90,620	$4,687	$95,307	$79,046	$2,587	$81,633
Plus:	Non-recurring stock-based compensation	342	39	381	1,015	129	1,144
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	4,028	961	4,989	3,595	883	4,478
Plus:	Amortization of intangible assets	12,101	3,320	15,421	12,927	3,341	16,268
Plus:	Lease exit charge	411	58	469	-	-	-
Plus:	Restructuring costs	-	-	-	381	(256)	125
Adjusted EBITDA		$107,502	$9,065	$116,567	$96,964	$6,684	$103,648

		Year Ended December 31, 2012			Year Ended December 31, 2011
		Performance			Performance
In thousands		and Risk	Governance	Total	and Risk	Governance	Total
Net Income				$184,238			$173,454
Plus:	Provision for income taxes			105,171			89,959
Plus:	Other expense (income), net			57,527			58,585
Operating income		$334,547	$12,389	$346,936	$310,504	$11,494	$321,998
Plus:	Non-recurring stock-based compensation	1,611	170	1,781	7,446	472	7,918
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	15,165	3,535	18,700	15,144	4,281	19,425
Plus:	Amortization of intangible assets	50,017	13,281	63,298	52,414	13,391	65,805
Plus:	Lease exit charge	3,336	460	3,796	-	-	-
Plus:	Restructuring costs	(32)	(19)	(51)	1,951	1,643	3,594
Adjusted EBITDA		$404,644	$29,816	$434,460	$387,459	$31,281	$418,740

Table 14: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended			Years Ended
		December 31,	December 31,	September 30,	December 31,	December 31,
In thousands		2012	2011	2012	2012	2011
Net Income		$54,452	$44,486	$48,274	$184,238	$173,454
Plus:	Non-recurring stock-based compensation	381	1,144	626	1,781	7,918
Plus:	Amortization of intangible assets	15,421	16,268	15,959	63,298	65,805
Plus:	Debt repayment and refinancing expenses	-	-	-	20,639	6,404
Plus:	Lease exit charge	469	-	3,327	3,796	-
Plus:	Restructuring costs	-	126	-	(51)	3,594
Less:	Income tax effect	(6,556)	(6,463)	(7,280)	(32,510)	(29,913)

Adjusted net income		$64,167	$55,561	$60,906	$241,191	$227,262

Diluted EPS		$0.44	$0.36	$0.39	$1.48	$1.41
Plus:	Non-recurring stock-based compensation	$-	$0.01	$0.01	$0.01	$0.06
Plus:	Amortization of intangible assets	$0.12	$0.13	$0.13	$0.51	$0.54
Plus:	Debt repayment and refinancing expenses	$-	$-	$-	$0.17	$0.05
Plus:	Lease exit charge	$-	$-	$0.03	$0.03	$-
Plus:	Restructuring costs	$-	$-	$-	$(0.00)	$0.03
Less:	Income tax effect	$(0.04)	$(0.05)	$(0.07)	$(0.26)	$(0.24)
Adjusted EPS		$0.52	$0.45	$0.49	$1.94	$1.85

CONTACT:
MSCI Inc.:
MSCI, New York
W. Edings Thibault, + 1-212-804-5273
or
For media inquiries:
MSCI, London
Jo Morgan, + 44-20-7618-2224
or
MSCI, New York
Kristin Meza, + 1-212-804-5330
or
MHP Communications, London
Sally Todd | Christian Pickel, + 44-20-3128-8515